Exhibit 99.1

LEVI STRAUSS & CO. NEWS	1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Allison Malkin
Integrated Corporate Relations, Inc.
(203) 682-8200

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-1698

LEVI STRAUSS & CO. ANNOUNCES DECISION IN MEXICAN CIVIL COURT CASE

SAN FRANCISCO (March 7, 2005) – On March 3, 2005, the Civil Court in the Federal District in Mexico City, Mexico entered a judgment against Levi Strauss & Co. in favor of a former contract manufacturer who had brought suit alleging that its business had suffered direct damages and harm to its reputation from an unauthorized anti-counterfeiting raid on its Mexico City facilities in June 2001.

The lawsuit, Companie Exportadora de Maquila, Comexma v. Levi Strauss & Co, et. al, was brought following a raid on Comexma’s Mexico City facilities that was conducted by local police and accompanied by local media upon the initiation of the Company’s outside Mexican brand protection counsel. The local counsel failed to follow the Company’s pre-approval procedures for initiating such a raid, which required such counsel to check with the Company before going forward to confirm that the target was not an authorized contractor. No counterfeiting activity was uncovered, and the raid was terminated upon confirmation from the Company that Comexma was an authorized manufacturer. The raid occurred within a few months after the Company had notified Comexma that it was terminating its contract manufacturing relationship, and during the period in which the Company believes Comexma was in the process of negotiating with its employees and others to shut down its facility.

The court awarded Comexma approximately $24.5 million in direct damages and lost income, and an additional approximately $20.5 million in damages for harm to its reputation. The Company strongly disagrees with the court’s decision and intends to file an appeal promptly. On appeal, the Company will seek to have the judgment reversed or remanded for further proceedings, and, if the appellate court affirms the lower court on the issue of liability, to have the amount of the direct and additional damages reduced substantially. A decision by the appellate court could be rendered as early as the next two to four months.

The Company today also confirmed, based on information available to date, its earlier guidance concerning estimated net sales and operating income in the first quarter of 2005, which ended February 27, 2005, compared to the first quarter of 2004. Specifically, based on preliminary data, the Company believes consolidated net sales in the first quarter of 2005 were higher as compared to the same period in 2004 on both a reported and constant currency basis. The Company also believes that operating income in the first quarter of 2005 was higher than in the first quarter of 2004, even without taking into consideration the benefit of lower restructuring charges in the first quarter of 2005 and after taking into account the estimated impact of the Mexican judgment described above. Because the financial statements for the first quarter of 2005 have not yet been finalized, information regarding this period is subject to change and actual results for the quarter may differ materially from expected results.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended 2004, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Factors That May Affect Future Results” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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